NUMBER    Incorporated under the laws of the State of Colorado       SHARES


                     CHINA NET & TECHNOLOGIES, INC.


                       Total Authorized Issue
                  20,000,000 Shares Without Par Value
                          Common Stock




This is to certify that ___________________________________ is the owner of

                                                               Fully paid and
non-assessable shares of the above corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated



      Secretary                                           President